ADVEST
Serving Investors Since 1898

                            THE ADVEST GROUP, INC.
                             90 State House Square
                          Hartford, Connecticut 06103

                               December 20, 1996





                 Notice of Annual Meeting and Proxy Statement



The Annual Meeting of Stockholders of The Advest Group, Inc. will be held Thursday, January 30, 1997 at 10:30 a.m. at The Court Room of the Old State House, 800 Main Street, Hartford, Connecticut 06103, for the following purposes:

     1.   To elect four directors;

     2. To transact such other business as may properly come before the meeting or any adjournment.

Record holders of Common Stock as of the close of business on December 11, 1996 are entitled to receive notice of and vote at the meeting or any adjournment.

Whether or not you plan to attend, please sign and date the enclosed proxy and
return it promptly in the envelope provided.   If you are present at the
meeting and would prefer to vote in person rather than by proxy, you would, of course, have that privilege.



                              By Order of the Board of Directors





                              Lee G. Kuckro
                              Secretary

ADVEST
Serving Investors Since 1898

                                Proxy Statement

This Proxy Statement is being furnished on or about December 20, 1996 in connection with the solicitation of proxies by the Board of Directors of The Advest Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held Thursday, January 30, 1997. Stockholders of record at the close of business on December 11, 1996 are entitled to notice of and to vote at the meeting. On that record date, 8,392,396 shares of the Company's Common Stock were outstanding and entitled to vote.

Properly signed proxies will be voted in accordance with the stockholder's directions. Where specific choices are not indicated, proxies will be voted for proposal 1. If a proxy or a ballot indicates that a stockholder or nominee abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal, and those shares will not be reflected in the final tally of the votes cast with regard to that proposal. Those shares will be counted as in attendance at the meeting for purposes of determining a quorum. Any proxy may be revoked at any time before it is voted by delivery of written notice to the Secretary of the Company, by a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

The holders of a majority of the shares entitled to vote at the meeting must be present in person or by proxy to constitute a quorum. A plurality of the votes cast for the election of directors by the stockholders attending the meeting in person or by proxy will elect directors to office (proposal 1). Each share is entitled to one vote.

All costs of solicitation of proxies will be borne by the Company. In addition to this solicitation by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, mail and personal interview. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and the Company will reimburse them for their out-of-pocket expenses in connection therewith.

Shares owned through the Company's Dividend Reinvestment Plan on the record date are included in the share ownership figures presented on the enclosed proxy card. Fractional shares held in the plan have no voting rights.

                             ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for a Board of Directors divided into three classes whose terms expire at different times. The Board of Directors has fixed the number of directors at 10 and has selected four nominees for election at the Annual Meeting. The nominees are Sandy Cloud,
Jr., Grant W. Kurtz, Barbara L. Pearce and Allen Weintraub.   Each of these
nominees is currently a director and has been nominated for election to an additional three-year term expiring in 2000. Information regarding the four nominees and the six continuing directors whose terms expire in 1998 or 1999 is set forth below.

The accompanying proxy will be voted for the election of the Board's nominees, unless contrary instructions are given. If any Board nominee is unable to serve, which is not anticipated, the persons named as proxies intend to vote for the remaining Board nominees and, unless the number of directors is reduced by the Board, for such other person as the Board may designate. All nominees have indicated that they are willing and able to serve as directors if elected.

            Nominees for Election to the Board for Three-Year Terms
              Expiring at the 2000 Annual Meeting of Stockholders

Sanford Cloud, Jr.                                Director since 1995
Mr. Cloud, age 52, has been President and Chief Executive Officer of the National Conference of Christians and Jews since April 1994. Prior to that, he was an attorney in private practice (from 1993 to 1994) and Vice President, Corporate Public Involvement for Aetna Life and Casualty Company and Executive Director of the Aetna Foundation (from 1986 to 1992). Mr. Cloud is a Director of Yankee Energy Systems, Inc., the Hartford Seminary and the Juvenile Diabetes Foundation and is Chairman of the Board of the Children's Fund of Connecticut.

Grant W. Kurtz                                    Director since 1989
Mr. Kurtz, age 54, is President of the Company and Advest, Inc. He joined the Company in 1985 and became Senior Executive Vice President of the Company and Advest, Inc. in 1988. In October 1990, Mr. Kurtz became President of Advest, Inc. and in March 1995 he became President of the Company. Mr. Kurtz is a Director of Billings & Co., The Hannah Consulting Group, Inc., The Connecticut Council on Economic Education, The Connecticut Forum and The Boys & Girls Clubs of Hartford Inc.

Barbara L. Pearce                                 Director since November 1996
Ms. Pearce, age 42, has been President of H. Pearce Real Estate Company, a full-service real estate firm located in New Haven, Connecticut, since 1981. Ms. Pearce is President of the Board of Long Wharf Theatre, Chairman of the Greater New Haven Leadership Council, and Treasurer of The Foote School.

Allen Weintraub                                   Director since 1977
Mr. Weintraub, age 61, is Chief Executive Officer and Chairman of the Board of the Company and Advest, Inc. He joined a predecessor company in 1955 and became President of the Company in 1989, Chief Executive Officer in 1990 and Chairman of the Board in December 1993. Mr. Weintraub is a Director of Phoenix Real Estate Securities, Inc. and Advest Bank.

                   Members of the Board Continuing in Office
            Terms Expire at the 1998 Annual Meeting of Stockholders

George A. Boujoukos                               Director since 1977
Mr. Boujoukos, age 62, is Executive Vice President - Capital Markets of Advest, Inc. He joined the Company in 1961.

William B. Ellis                                  Director since January 1996
Mr. Ellis, age 56, is a Senior Fellow at Yale University School of Forestry and Environmental Studies. Prior to August 1995, he served as Chairman of the Board of Northeast Utilities and prior to 1993 he served as Chief Executive Officer of that corporation. Mr. Ellis is a Director of Catalytica Combustion Systems, Inc., Hartford Steam Boiler Inspection and Insurance Company, Massachusetts Mutual Life Insurance Company, the Connecticut Capital Region Growth Council, Inc., and the Greater Hartford Chamber of Commerce. He is also a member of the University of Hartford's Board of Regents, the Board of the National Museum of Natural History of the Smithsonian Institution and the Conservation Science Advisory Board of The Nature Conservancy.

Anthony A. LaCroix                           Director since 1977
Mr. LaCroix, age 67, is Vice-Chairman of the Board of the Company. He joined the Company in 1964 and became Chief Executive Officer in 1979, serving in that capacity until his retirement in 1990. Mr. LaCroix served as Chairman of the Board of Directors from 1982 through December 1993.

                   Members of the Board Continuing in Office
            Terms Expire at the 1999 Annual Meeting of Stockholders

Richard G. Dooley                                 Director since 1983
Mr. Dooley, age 67, served as Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company from 1978 through his retirement in 1993. He continues to act as consultant to that company. Mr. Dooley is a Director of Hartford Steam Boiler Inspection and Insurance Company, Investment Technology Group, Inc., Jefferies Group, Inc., Kimco Realty Corp.,and certain Massachusetts Mutual-sponsored investment companies.

Robert W. Fiondella                          Director since 1984
Mr. Fiondella, age 54, joined the then Phoenix Mutual Life Insurance Company in 1969. He served as General Counsel to Phoenix Mutual until his appointment as Executive Vice President of that corporation in 1983. He is currently the Chairman, President and Chief Executive Officer of Phoenix Home Life Mutual Life Insurance Company and a Director of Loctite Corporation. Mr. Fiondella served on the Board from 1984 to 1992 and from January 1995 to the present.

John A. Powers                               Director since 1992
Mr. Powers, age 70, was employed by Heublein Inc. in 1973, becoming President and Chief Executive Officer in 1983 and Chairman and Chief Executive Officer in 1986. He retired in December 1991. Mr. Powers is a Director of Hartford Steam Boiler Inspection and Insurance Company.

                     Committees of the Board of Directors

The Board of Directors has an Executive Committee, an Audit Committee, a Nominating Committee and a Stock Option and Compensation Committee.

The Executive Committee, which consists of Messrs. Weintraub (Chairman), Dooley, Kurtz and LaCroix, has authority to act on behalf of the Board of Directors between the meetings of the Board except with respect to fundamental changes and certain other major matters.

The Audit Committee, which consists of Messrs. Powers (Chairman), Cloud, Dooley and Ellis and Ms. Pearce, is primarily responsible for reviewing the scope of the audits conducted by the Company's independent accountants, analyzing the reports and recommendations of the accountants, and reviewing various internal audit reports.

The Nominating Committee, which consists of Messrs. LaCroix (Chairman),
Dooley, Powers and Weintraub, is responsible for nominating the slate of directors to be recommended for election to the Company's Board of Directors at the next-following Annual Stockholders' Meeting. The Nominating Committee will consider recommendations for director nominations from shareholders. Shareholders wishing to propose nominees for consideration should write to Lee
G. Kuckro, Secretary, at the principal executive office of the Company. In addition, shareholders who wish to nominate candidates for election to the Board may do so by complying with the nomination requirements of the Company's By-laws. Information concerning these requirements may be obtained by writing the Company's Secretary.

The Stock Option and Compensation Committee, which consists of Messrs. Dooley (Chairman), Cloud, Ellis, Fiondella and Powers, determines the compensation of senior management, subject to the authority reserved to the Board of Directors. The Committee also administers the Company's incentive bonus plans and stock option plans.

During the fiscal year ended September 30, 1996, the Board of Directors met six times, the Executive Committee did not meet, the Audit Committee met four times, the Nominating Committee met once and the Stock Option and Compensation Committee met twice. Each continuing director attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served.

                    Compensation of Non-employee Directors

Non-employee directors receive an annual retainer of $10,000, a fee of $2,000 for each meeting of the Board attended and a fee of $750 for each committee meeting or informational meeting attended. Non-employee committee chairmen receive an additional $500 for each meeting of that committee which they attend. Non-employee chairmen or vice chairmen of the Board receive a fee of $10,000 for each Board meeting attended. Under the Non-Employee Director Equity Plan, a portion of the annual retainer and per meeting fee of each non-employee director (but not less than 50% of the annual retainer for any director) is deferred and, at the conclusion of the applicable deferral period, will be paid in shares of Company common stock. The number of shares to be paid will be based on market value at the time of deferral. Shares will be delivered to the directors after a five-year period or earlier under certain specified circumstances. Under the 1994 Non-Employee Director Stock Option Plan, as modified in September 1996, each non-employee director receives on the date of the Annual Meeting an option to purchase 2,500 shares of Common Stock.

                             Section 16 Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on review of copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended September 30, 1996 all such reporting requirements were complied with in a timely manner.

                    OWNERSHIP OF THE COMPANY'S COMMON STOCK

                 Ownership by Directors and Executive Officers

The following table sets forth the beneficial ownership of the Company's Common Stock as of November 30, 1996 by each director, each nominee for director, each executive officer named in the Summary Compensation Table, and all directors, nominees and executive officers as a group. All individuals named in the table have sole voting and investment power over the shares reported as owned, except as otherwise stated.

                              Number                   Percentage
     Name                     of Shares(1)               of Class
     ----                     ------------               --------

     Murray M. Beach                21,444   (2)(4)(5)          *
     George A. Boujoukos           148,471   (2)(3)(4)(5)   1.74%
     Harry H. Branning              12,257   (2)(3)(5)
     Sanford Cloud, Jr.              1,358                      *
     Richard G. Dooley              11,163                      *
     William B. Ellis                1,348                      *
     Robert W. Fiondella             7,292                      *
     Grant W. Kurtz                 78,759   (2)(3)(4)(5)       *
     Anthony A. LaCroix             53,179   (3)(4)             *
     Barbara L. Pearce                 100                      *
     John A. Powers                  2,348                      *
     Allen Weintraub               131,804   (2)(3)(5)      1.54%
     All directors, nominees and
        executive officers as a
        group (14 persons)         568,552   (2)(3)(4)(5)   6.67%

 *   Less than one percent

(1) As used in this Proxy Statement, "beneficial ownership" means sole or shared power to vote and/or sole or shared investment power with respect to shares of Common Stock, or the right to acquire such power within 60 days. Individual totals include the following shares deliverable under Advest equity plans: Beach (1,180); Boujoukos (3,381); Branning (2,945); Cloud (227); Dooley
(227); Ellis (227); Fiondella (454); Kurtz (4,746); Powers (227); Weintraub (4,832); all directors, nominees and executive officers as a group (20,566).

(2) Includes the following shares subject to options exercisable within 60 days of November 30, 1996: Messrs. Beach (15,000), Boujoukos (5,000), Branning (1,774), Kurtz (18,666) and Weintraub (25,333), all directors, nominees and executive officers as a group (90,772).

(3) Includes the following shares issuable upon conversion of the Company's 9% Convertible Subordinated Debentures: Messrs. Boujoukos (811), Branning (737), Kurtz (2,579), LaCroix (7,369) and Weintraub (4,422), all directors, nominees and executive officers as a group (15,917).

(4) Includes the following shares (or shares issuable upon conversion of debentures) owned by members of such persons' immediate families residing in the same household: Messrs. Beach (321), Boujoukos (4,791), Kurtz (4,368) and LaCroix (7,369), all directors, nominees and executive officers as a group (17,750). Beneficial ownership of certain of these shares may be disclaimed.

(5)  Includes the following shares held in Advest Thrift Plan ESOP and 401(k)
Accounts: Messrs. Beach (664), Boujoukos (4,726), Branning (2,801), Kurtz (668) and Weintraub (4,726), all directors, nominees and executive officers as a group (27,589).

                      Ownership by Certain Other Persons

The following table sets forth information regarding all persons known to the Company to be the beneficial owner of more than five percent of the Common Stock of the Company as of November 29, 1996.

                                        Number              Percentage
          Name and Address              of Shares           of Class
          ----------------------        -----------         ---------

     Mr. Peter R. Kellogg
     c/o Spear, Leeds & Kellogg
     120 Broadway
     New York, NY 10271                 1,564,500 (1)       18.62%

     The Advest Thrift Plan
     Advest, Inc., as Fiduciary
     90 State House Square
     Hartford, CT  06103                  692,759 (2)        8.24%


(1) Such information as to beneficial ownership is derived in from a Report on Form 4 for the month of November 1993 filed by Mr. Kellogg. In that Form 4, Mr. Kellogg reported direct beneficial ownership of 500,000 shares. In addition, Mr. Kellogg reported indirect beneficial ownership as follows:
910,000 shares held by a corporation of which Mr. Kellogg is the sole holder of voting stock; 100,000 shares held by Mr. Kellogg's spouse; 20,000 shares held by a non-profit corporation of which Mr. Kellogg is a trustee; and 34,500 shares held by a firm of which Mr. Kellogg is a senior Managing Director. Mr. Kellogg disclaimed beneficial ownership of such indirect holdings. Mr. Kellogg has advised the Company that, pursuant to an arrangement with the Office of Thrift Supervision, at the Annual Meeting all of these shares will be voted in proportion to the votes cast by all other shareholders.

(2) Represents shares held by the Advest Thrift Plan of the Company (the "ATP") in participant ESOP accounts (581,552 shares) and 401(k) accounts (87,699)and shares issuable upon conversion of the Company's 9% Convertible Subordinated Debentures held in ATP 401(k) accounts (23,508) Advest, Inc. acts
as trustee for the ATP.   Participants may direct the voting of shares held in
their ATP ESOP and 401(k) accounts. Participants may elect to acquire or dispose of shares held within their ATP 401(k) accounts but not within their ATP ESOP accounts.


                            EXECUTIVE COMPENSATION

             Report of the Stock Option and Compensation Committee

The Stock Option and Compensation Committee of the Board of Directors (the "Committee") determines the compensation of the Chief Executive Officer and other executive officers named in the Summary Compensation Table set forth below. The Committee administers the Company's incentive bonus plans and equity and stock option plans. The Company's compensation philosophies and determinations are based on the policies described in this report and the industry specific compensation data collected and analyzed with the assistance of a compensation consulting firm.

The Company's compensation practices, which relate to all officers including the Chief Executive Officer, are designed to attract, retain, and reward senior executives who contribute to the long- and short-term success of the Company's business. One of the tools used by the Committee to design a competitive program was a review of compensation packages offered by 11 regional brokerage firms which are substantially the same firms as those used in constructing the share performance chart.

The Company's present executive compensation arrangement consists of base salary, a Management Incentive Plan and stock option grants. It is customary in the industry for a substantial majority of total compensation to be provided to executives through bonus payments and stock vehicles. The Committee's compensation philosophy is consistent with this industry norm. The Committee focuses on the compensation program in its entirety considering together all components.

Consistent with the Company's and Committee's belief that a significant portion of management's compensation should be based on the Company's financial performance, no changes were made to base salaries for the Chief Executive Officer and other executive officers during fiscal 1996.

The Management Incentive Plan for fiscal 1996 provided for incentive compensation for executive officers based upon the Company's pretax income over specified threshold performance levels. This reflected the Committee's view that continued enhancement of profitability is very important and should be rewarded. Pretax income during fiscal 1996 did exceed the threshold level. As such, based on the plan formula, amounts were paid to the Chief Executive Officer and other executive officers as shown in the accompanying table. At senior management's request, some of the amount calculated from the formula for their awards was used to reward other significant contributors to the Company's performance. To encourage increased equity ownership among management personnel, and to create an additional incentive for long-term retention, a portion of the Management Incentive Plan compensation for fiscal 1996 was paid to the executive officers in the form of restricted stock grants.

Also during fiscal 1996 option grants were made to the Chief Executive Officer and other executive officers. In addition to the option grants made at the commencement of the year, which were described in last year's compensation committee report, these awards included option grants made in connection with the deferral by the executive officer of a portion of their compensation to be invested in restricted stock under the Executive Equity Program. Those option awards further support the Company's and Committee's belief that a significant portion of management's compensation should be based on the Company's financial performance.

During November 1995, the Committee approved modifications to retirement benefits payable to the Chief Executive Officer and certain of the other executive officers named in the Summary Compensation Table. These modifications increased the level of benefits payable from the plans following retirement, in recognition of continued strong Company performance, but did so by including a portion of bonuses (up to 25% of base pay) in the formula for benefit calculations. In this way, larger retirement benefits will only be paid if Company and individual performance are strong.

                                        Richard G. Dooley, Chairman
                                        Sanford Cloud, Jr.
                                        William B. Ellis
                                        Robert W. Fiondella
                                        John A. Powers

                          Summary Compensation Table

The following table sets forth all compensation earned by or paid or awarded to the Chief Executive Officer and the next four most highly compensated executive officers of the Company for all services rendered in all capacities for the periods shown. No information is presented for years prior to the year in which the individual became an executive officer of the Company.

                                             Annual               Long Term
                                          Compensation           Compensation
                                        ------------------  -----------------------
                                                            Restricted   Securities  All Other
                                Fiscal                      Stock        Underlying  Compen-
Name and Principal Position     Year    Salary(1) Bonus(1)  Awards($)(2) Options     sation(3)
----------------------------    -----   --------- --------  --------     ----------  ----------
Allen Weintraub(4)              1996    $299,488  $548,000   $142,000     34,062     $6,000
  Chief Executive Officer       1995     270,012  $365,000          0     38,000      5,250
  and Chairman of the Board     1994     289,754         0          0          0      6,267
  of the Company and Advest, Inc.

Grant W. Kurtz(5)               1996     214,088   390,000    105,000     28,985      6,013
  President of the Company      1995     197,625   260,000          0     25,000      5,237
  and Advest, Inc.              1994     209,000         0          0          0      8,274

Harry H. Branning(6)            1996     220,000   237,681          0     12,002      6,000
  Executive Vice President      1995     204,475   118,000          0     12,000      5,250
  of Advest, Inc.               1994     249,941    50,000          0          0      6,009

George A. Boujoukos(5)          1996     180,000   210,000     55,000      8,741      6,298
  Executive Vice President -    1995     167,250   140,000          0      7,500      5,101
  Capital Markets of            1994     175,750         0          0          0      8,132
  Advest, Inc.

Murray M. Beach(7)              1996     150,000   314,779          0     10,705      6,079
  Senior Vice President --
  Corporate Finance of
  Advest, Inc.


(1) Includes the portion of pre-tax compensation invested in the Company's common stock and options by the executive officers at their election under the Executive Equity Program. This program (which is substantially similar to the Advest Equity Plan offered to certain other employees) allows executive officers to invest up to 7.5% of their pre-tax compensation in units consisting of one share of Company common stock and one stock purchase option. The purchase price for the units is equal to the fair market value of the common stock. Option grants under this program with respect to calendar 1995 were made on January 1, 1996 and are included in the Securities Underlying Options for fiscal 1996. Option grants with respect to calendar 1996 deferrals will be made in January 1997 and are not reflected in the compensation information for fiscal 1996 set out in this Proxy Statement. If the executive officer's employment ends before the shares vest (in 1999 or 2000, respectively), or the options vest (in 2001 or 2002, respectively), under certain circumstances the shares and/or options may be forfeited.

(2) Includes a grant of restricted stock delivered under the Executive Equity Program on a mandatory basis. These grants were under a modification of the Management Incentive Plan (MIP) providing for delivery of restricted stock valued at current market in lieu of a cash bonus. If the executive officer's employment ends before the shares vest in 2001, under certain circumstances the shares may be forfeited.

(3) Includes direct and matching cash contributions made by the Company to the Advest Thrift Plan Accounts of the executive officers through 9/30/96.

(4) Mr. Weintraub is a party to an employment agreement with the Company dated 2/14/91, and restated as of 11/30/95, providing for continued employment as Chief Executive Officer through 2/13/99. The agreement provides that Mr. Weintraub's compensation will be set by the Compensation Committee, but in no event will his base salary be less than his base salary on 2/14/91, nor will his share of payments under the Company's MIP be less than that of any other participant. The agreement further provides that for aggregate fees of $90,000 per year, upon request by the Board, for a 10-year period following his retirement Mr. Weintraub will provide services to the Company as director and consultant. Mr. Weintraub will also receive supplemental benefits each year during that 10-year period to the extent that payments under the above provisions, together with amounts attributable to social security income and Company contributions to the Advest Thrift Plan and its predecessors on his behalf, are less than one-half of the sum of his average base salary and bonus (disregarding any bonus over 25% of base salary) over his final three years of full-time employment (or $200,000, if less). These amounts may also be paid in an alternative form of equivalent value upon Mr. Weintraub's election.

(5) The named executive officer is a participant in the Company's Executive Post-Employment Income Plan, a non-qualified defined benefit plan which covers certain senior executives of the Company designated by the board of directors. The plan is designed to provide those senior executives with income for 10 years after retirement equal to a target percentage of their final average compensation. Average compensation includes base pay and bonus (disregarding any bonus in excess of 25% of base compensation) and is measured over the highest three consecutive years during the 10 years prior to retirement. The target percentage is 1% for each year of service with the Company before 10/1/93 and 1.5% for each year of service thereafter. The plan will provide supplemental benefits to reach the target percentage, after taking account of one-half of an assumed level of social security benefits and the annuity value of the senior executive's retirement plan accounts attributable to Company contributions and projected earnings. At 9/30/96 there were six participants in the plan. Estimated annual benefits payable at normal retirement age to the named executive officers is as follows: Kurtz ($78,443), Boujoukos ($20,431).

(6) Mr. Branning's salary for 1996, 1995 and 1994 include net commissions on securities transactions of $60,000, $60,000 and $99,166, respectively. Under agreements with the Company, Mr. Branning earned incentive compensation during fiscal 1996 based upon the Company's net income and satisfaction of certain predetermined job goals, for fiscal 1995 based upon earnings per share, return on equity and satisfaction of certain predetermined job goals and for fiscal 1994 based upon the Company's earnings per share and revenue growth, as compared to a peer group of comparable retail brokerage firms (or $50,000, if greater).

(7) Mr. Beach earned incentive compensation during fiscal 1996 based upon the profitability of the Corporate Finance Department and the satisfaction of certain predetermined job goals.

                       Option Grants in Last Fiscal Year

The following table summarizes option grants made during the fiscal year ended September 30, 1996 to the executive officers named in the Summary Compensation Table.


                               Individual Grants (1)
                  -----------------------------------------------
                                                                     Potential Realizable
                               % of Total                              Value at Assumed
                    Number of    Options                            Annual Rates of Stock
                   Securities  Granted to                           Price Appreciation for
                   Underlying  Employees    Exercise                    Option Term(2)
                     Options   In Fiscal     Price     Expiration   ----------------------
Name                 Granted      Year     ($/Share)      Date          5%          10%
----------------   ----------  ----------  ---------   -----------  ---------   ----------
Allen Weintraub      30,000      6.98%       $9.00      11/29/00     $74,594     $164,835
                      4,062      0.95        $9.50      12/31/02     $13,123     $ 29,773
Grant Kurtz          25,000      5.82%       $9.00      11/29/00     $62,162     $137,362
                      3,985      0.93        $9.50      12/31/02     $12,875     $ 29,209
Harry H. Branning    10,000      2.33%       $9.00      11/29/00     $24,865     $ 54,945
                      2,002      0.47        $9.50      12/31/02     $ 6,468     $ 14,674
George Boujoukos      6,000      1.40%       $9.00      11/29/00     $14,919     $ 32,967
                      2,741      0.64        $9.50      12/31/02     $ 8,855     $ 20,091
Murray M. Beach      10,000      2.33%       $9.00      11/29/00     $24,865     $ 54,945
                        705      0.16        $8.50      12/31/02     $ 2,098     $  4,759


(1) All option grants were made pursuant to The Advest Group, Inc. 1993 Stock Option Plan, except that the grant to Mr. Beach of 705 shares was made under the 1995 Equity Plan. All grants were made with an exercise price equal to the closing price per share of the Company's Common Stock on the date of the grant. Options expiring on 11/29/00 become exercisable in equal thirds 30, 42 and 54 months following their 11/30/95 date of grant. Options expiring on 12/31/02 become exercisable in their entirety on 1/1/01. Option holders may use previously owned shares to pay all or part of the exercise price.

(2) The assumed rates of annual appreciation are calculated from the date of grant through the last date the option may be exercised. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions and may be more or less than the values reflected in either column.

                  Option Exercises and Fiscal Year-End Values

The following summarizes option exercises during the fiscal year ended September 30, 1996 by the Executive Officers named in the Summary Compensation Table and the value of their unexercised options at September 30, 1996. The value of unexercised in-the-money options is calculated by determining the difference between the exercise price of the options and the fair market value of the shares of Common Stock on September 30, 1996 ($9.75).

                                                   Number of                 Total Value of
                                                  Securities                  Unexercised
                                                  Underlying                  in - the -
                                                  Unexercised                 Money Stock
                                                 Stock Options                 Options at
                                               at Fiscal Year-End            Fiscal Year-End
                    Acquired on    Value    -------------------------   -------------------------
Name                 Exercise     Realized  Exercisable Unexercisable   Exercisable Unexercisable
---------------     -----------   --------  ----------- -------------   ----------- -------------
Allen Weintraub       35,000      $203,075     25,333       84,729        $ 91,832    $220,940
Harry H. Branning          0             0          0       26,776               0      68,412
Grant W. Kurtz        17,000        74,125     18,666       62,319          68,664     150,452
George A. Boujoukos        0             0     12,500       18,741          62,187      44,401
Murray M. Beach            0             0     15,000       20,705          71,175      48,469



                            Share Performance Chart

The following chart compares the value of $100 invested in the Company's Common Stock on September 30, 1991 during the five-year period through September 30, 1996, with a similar investment in the Standard and Poor's 500 Index or in a peer group consisting of eleven comparable regional securities firms. The chart assumes reinvestment of any dividends and peer group investment weighted by relative market capitalization at the beginning of each year.





[Performance graph appears here: comparison of five year cumulative total return among the Advest Group, Inc., S&P 500 index and peer group]







Measurement Period            The Advest                    S&P
(fiscal year covered)         Group, Inc.    Peer Group     500 Index
----------------------        ----------     ----------     ----------
Measurement Pt - 09/30/1991   $100           $100           $100
FYE 09/30/1992                 168             98            111
FYE 09/30/1993                 204            164            125
FYE 09/30/1994                 146            138            130
FYE 09/30/1995                 261            224            169
FYE 09/30/1996                 279            249            203

Peer Group Companies:
Alex. Brown, Inc.                  Morgan Keegan, Inc.
First Albany Companies, Inc.       Piper Jaffray Companies, Inc.
Inter-Regional Financial Group     Raymond James Financial, Inc.
Interstate/Johnson Lane, Inc.      Scott & Stringfellow Financial, Inc.
Legg Mason, Inc.                   Stifel Financial Corp.
McDonald & Co. Investments, Inc.

                             CERTAIN TRANSACTIONS

Several of the Company's subsidiaries, including Advest, Inc. and Advest Bank, extend credit in the ordinary course of their business. Advest, Inc. is a registered broker-dealer and extends credit in connection with its customers' margin accounts under Regulation T of the Federal Reserve Board. Advest Bank is a Connecticut savings bank which makes residential, consumer and commercial loans in the ordinary course of its business. Several directors and executive officers, nominees for director, and members of such persons' families and entities related to them, have margin accounts with Advest, Inc. or loans from Advest Bank or both, which are, individually or in the aggregate, in excess of $60,000. In each case such loans have been made in the ordinary course of business of Advest, Inc. or Advest Bank, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

                   STOCKHOLDER PROPOSALS FOR FUTURE MEETINGS

Stockholder proposals intended to be presented at the Annual Meeting of Stockholders in 1998 must be received by the Company at its principal executive office in Hartford, Connecticut not later than August 21, 1997 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders in 1998.

                          RELATIONSHIP WITH AUDITORS

The Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent accountants, as the independent auditors of the Company for the fiscal year ending September 30, 1997. It is expected that representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting of Stockholders where they will each have opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                                 OTHER MATTERS

The Board of Directors knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before such meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment on such matters.



                                        Lee G. Kuckro
                                        Secretary
                                        December 20, 1996
                                      12

PROXY                                                                 PROXY
                           THE ADVEST GROUP, INC.
             90 State House Square, Hartford, Connecticut 06103
          PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING
                              JANUARY 30, 1997

The undersigned stockholder of The Advest Group, Inc. hereby appoints Allen Weintraub, Lee G. Kuckro and David A. Horowitz or any of them, attorneys, and proxies for the undersigned, with power of substitution to act for and to vote, as designated below, with the same force and effect as the undersigned, all shares of the Company's Common Stock standing in the name of the undersigned at the Annual Meeting of Stockholders of The Advest Group, Inc. to be held at The Court Room of the Old State House, 800 Main Street, Hartford, Connecticut on January 30, 1997 at 10:30 a.m. and any adjournments thereof:

Proposal (1)   ELECTION OF FOUR DIRECTORS

/__/   GRANT AUTHORITY to vote for all nominees (except as otherwise specified below)

/__/   WITHHOLD AUTHORITY to vote for all nominees

Sanford Cloud, Jr.  Grant W. Kurtz      Barbara L. Pearce   Allen Weintraub

(INSTRUCTIONS: To withhold authority to vote for individual nominee or nominees print the name of such nominee or nominees on the space provided below)

___________________________________________________________________________

Proposal (2)   In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

                        (Please sign on reverse side)

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL GRANT AUTHORITY TO VOTE FOR ALL NOMINEES FOR DIRECTOR.

The undersigned hereby acknowledges receipt of notice of said meeting and the related Proxy Statement.

Please mark, date and sign exactly as name appears on this proxy.
Joint owners should each sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. Executors, administrators, trustees, etc. should give full title as such.

If the stockholder giving this proxy
attends the Meeting he may vote in           Dated________________ 19____
person in lieu of having his proxy voted.    ___________________________
                                             ___________________________
Please sign and return promptly in the        (Signature of Stockholder)
enclosed envelope whichrequires no
postage if mailed in the U.S.A.